Exhibit 99.1

Investor Contacts:	Marisa Jacobs, Crocs, Inc.
(303) 848-7322
mjacobs@crocs.com

Media Contact:	Ryan Roccaforte, Crocs, Inc.
(303) 848-7116
rroccaforte@crocs.com

Crocs, Inc. Announces Repurchase and Conversion of Convertible Preferred Stock Owned by Blackstone;
Transaction Increases Pro-Forma YTD 2018 EPS Approximately $0.18 or 30%
Parties Enter into Lock-up Agreement
Fourth Quarter and Full Year 2018 Guidance Reaffirmed
___________________________________________________________________________

NIWOT, COLORADO - December 3, 2018 - Crocs, Inc. (NASDAQ: CROX) a world leader in innovative casual footwear for men, women, and children, today announced that it has entered into an agreement (“the Agreement”) with Blackstone Capital Partners VI L.P. and certain of its affiliates and transferees (“Blackstone”) relating to the repurchase and conversion of the Company’s Series A Convertible Preferred Stock (the “Preferred Shares”) owned by Blackstone.

The Preferred Shares, which were acquired by Blackstone in January 2014 as part of a $200 million investment in the Company, carried a cumulative dividend payable in cash at a rate of 6.0% per annum and received an allocation of net income in any fiscal quarter in which there were positive earnings. They were also convertible at Blackstone’s option into approximately 13.8 million shares of the Company’s common stock at a conversion price of $14.50 per share.

Pursuant to the Agreement, the Company will repurchase half of the outstanding Preferred Shares, representing approximately 6.9 million common shares on an as-converted basis, for $183.7 million, or $26.64 per share. Blackstone will immediately convert its remaining Preferred Shares into approximately 6.9 million shares of the Company’s common stock and has agreed not to sell or transfer those shares to a third party for approximately nine months. As part of the Agreement, the Company will pay Blackstone a one-time additional payment of $15.0 million. Lastly, Blackstone’s right to nominate future Directors will be reduced from two to one.

Anne Mehlman, Executive Vice President and Chief Financial Officer, said, “We believe this transaction is extremely positive for the Company and our stockholders. Elimination of the Preferred Share dividend and the Preferred Share income allocation increases our 2018 year to date pro forma EPS by approximately $0.18 or 30%. By repurchasing 50% of the Preferred Shares, we have eliminated the significant overhang on our common stock, and we did so in a single transaction absent the price uncertainty and volume limitations associated with open market purchases. Additionally, the lock-up agreement covering the newly issued common stock illustrates Blackstone’s continued confidence in our strategy and future business prospects.”

Andrew Rees, President and Chief Executive Officer, said, “In the years following Blackstone’s investment, the Company has materially strengthened its brand, improved its operations and returned to growth, and we appreciate the support Blackstone has provided all along the way as one of our largest stockholders. Both the lock-up and the current intention of the Blackstone nominees to remain on our board through their June 2020 terms evidence Blackstone’s continued confidence in our strategy and business prospects. Looking ahead, we are confident that by consistently executing against our strategic priorities, we will continue to expand our brand and our business, leading to incremental shareholder value creation.”

Prakash Melwani, Senior Managing Director at Blackstone and Crocs Board member, said, “We made our 2014 investment in Crocs because we believed in the potential of the Crocs brand and business. Today, we continue to believe in the Company’s strong future. After this transaction, we will become sizable common stockholders in Crocs to allow us to continue to participate in its anticipated growth.”

In connection with the transaction, the Company incurred total non-recurring charges of $101.0 million to net income available to common stockholders. Of that amount, $85.4 million is an accounting charge consisting of $83.7 million, representing the difference between the $183.7 million consideration paid for the Preferred Share repurchase and the $100 million face amount of the repurchased Preferred Shares, plus approximately $1.7 million of related accounting adjustments. In addition, the Company will incur $15.5 million of non-recurring cash charges made up of the $15.0 million one-time additional payment and $0.5 million of other costs associated with this transaction. The accounting treatment applicable to this transaction will result in a “net loss available to common stockholders” for the fourth quarter and full year 2018, as shown on Exhibit A.

To illustrate the beneficial impact of this transaction on future earnings per share, we have included Exhibit B detailing the pro forma impact of this transaction on our net income per common share for each of the first three quarters of 2018 and the nine month period ended September 30, 2018, assuming this transaction had occurred at the end of 2017. Exclusive of this non-recurring charge, we believe that the net impact of the transaction would have resulted in a benefit of approximately $0.18, or 30%, to our diluted earnings per share for the nine month period ended September 30, 2018.

The transaction will be financed using cash on hand with the balance coming from the Company’s senior revolving credit facility. In connection with the transaction, the credit facility was increased to $250 million, with similar terms. BofA Merrill Lynch provided advice to the Company in connection with the Preferred Share repurchase and conversion.

Financial Outlook:

Fourth Quarter 2018:

The Company is reiterating the following guidance:

•	Revenues of $195 to $205 million compared to $199.1 million in the fourth quarter of 2017, including a negative currency impact estimated at $5 million.

•	Gross margin to be approximately 80 to 100 basis points above last year’s 45.4% rate.

•
SG&A to be approximately $10 million below last year’s fourth quarter SG&A of $120.7 million. This is expected to include non-recurring charges of approximately $2 million compared to $9.4 million of non-recurring charges in the fourth quarter of 2017.

Full Year 2018:

With respect to 2018, the Company continues to expect:

•	Revenues to be 4 to 5% higher than 2017 revenues of $1,023.5 million.

•	Gross margin to increase approximately 100 basis points over 2017 gross margin of 50.5%.

•
SG&A to be approximately $495 million compared to last year’s $499.9 million. Non-recurring charges are expected to be $19 million. Approximately $13 million of that amount relates to the closure of our manufacturing facilities. Non-recurring charges in 2017 were $17 million.

•	Income from operations to be slightly under $60 million compared to $17.3 million in 2017.

•	Depreciation and amortization to be approximately $30 million compared to $33.1 million in 2017.

•	Income tax expense of approximately $17 million compared to $7.9 million in 2017.

2019 Preview:

With respect to 2019 revenues, the Company continues to expect a mid-single digit increase over 2018 revenues. We anticipate that e-commerce and wholesale growth will more than offset lower retail revenues associated with our reduced store count, which we expect to reduce revenues by approximately $25 million. Adding back that $25 million reduction, we would expect 2019 revenues to be up mid to high single digits over our anticipated 2018 revenues.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. Every pair of shoes within Crocs’ collection contains Croslite™ material, a proprietary, molded footwear technology, delivering extraordinary comfort with each step.

In 2018, Crocs reinforces its mission of “everyone comfortable in their own shoes” with the second year of its global Come As You Are™ campaign. To learn more about Crocs or Come As You Are, please visit www.crocs.com or follow @Crocs on Facebook, Instagram and Twitter.

Forward Looking Statements:

This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding prospects, expectations, impact and benefits of the Preferred Share repurchase and conversion, and our revenue, gross margin, SG&A, income from operations, depreciation and amortization, and tax expense outlook. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenues; changing consumer preferences; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of December 3, 2018. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimates provided in the “Financial Outlook” section above, whether as a result of the receipt of new information, future events, or otherwise.

Category:Investors

EXHIBIT A
SUMMARY OF CHARGES
(in thousands)

Q4 2018
One-time additional payment on Series A convertible preferred stock	$15,000
Payment to redeem Series A convertible shares	83,724
Accretion of redeemed Series A convertible preferred stock to redemption value and settlement of beneficial conversion feature	1,746
Other costs	500

Total charges	$100,970

EXHIBIT B
COMPARATIVE PRO FORMA EARNINGS PER SHARE (1)
(in thousands, except per share data)

	Q1 2018		Q2 2018		Q3 2018		YTD Q3 2018
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma

Net income	$16,454	$16,454	$34,377	$34,377	$10,492	$10,492	$61,323	$61,323
Interest expense on borrowings (2)	—	(1,414)	—	(1,033)	—	(707)	—	(3,154)

Series A Preferred Shares:
Dividends	(3,000)	—	(3,000)	—	(3,000)	—	(9,000)	—
Dividend equivalents	(931)	—	(951)	—	(972)	—	(2,854)	—
Net income to common stockholders	12,523	15,040	30,426	33,344	6,520	9,785	49,469	58,169

Less: Net income allocable to preferred stockholders	(2,094)	—	(5,121)	—	(1,114)	—	(8,319)	—
Adjusted net income to common stockholders	$10,429	$15,040	$25,305	$33,344	$5,406	$9,785	$41,150	$58,169

Weighted average common shares outstanding - basic (3)	68,705	75,602	68,153	75,050	67,821	74,718	68,223	75,120
Plus: dilutive effect of stock options, unvested restricted stock units and Series A Preferred Stock (4)	2,963	1,719	3,314	1,510	4,953	1,780	2,881	1,752
Weighted average common shares outstanding - diluted	71,668	77,321	71,467	76,560	72,774	76,498	71,104	76,872

Net income per share:
Basic	$0.15	$0.20	$0.37	$0.44	$0.08	$0.13	$0.60	$0.77
Diluted	0.15	0.19	0.35	0.44	0.07	0.13	0.58	0.76

(1) This pro forma information presents the repurchase of one half of the Series A Convertible Preferred shares, and the conversion of the remaining one half of the Series A Convertible Preferred shares into approximately 6.9 million shares of common stock, as of December 31, 2017.

(2) Represents pro forma incremental interest on assumed borrowings to fund the repurchase of one half of the Series A Convertible Preferred stock.
(3) The pro forma weighted average common shares outstanding - basic, includes approximately 6.9 million common shares issued upon assumed conversion of one half of the Series A Convertible Preferred stock as of December 31, 2017.

(4) The pro forma dilutive effect of stock options, unvested restricted stock units and Series A Preferred Stock excludes the dilutive effect of the Series A Convertible Preferred stock as if the assumed repurchase and conversion of the Series A Convertible Preferred stock had occurred on December 31, 2017.